Exhibit 99.1

Contact:

Jimmy Locklear

678-942-7615

jlocklear@netbank.com

NetBank, Inc. Receives NASDAQ Deficiency Notice

Company’s common stock did not maintain minimum closing bid price of $1.00 per share

ATLANTA, (July 9, 2007) — NetBank, Inc. (NASDAQ: NTBK) today announced that on
July 3, 2007, it received a deficiency notice from the NASDAQ Stock Market (“NASDAQ”) stating that the company’s stock failed to close above the minimum closing bid price of $1.00 per share for 30 consecutive business days.  NASDAQ Marketplace Rule 4450(a)(5) requires all listed companies to maintain a minimum closing bid price of $1.00 per share.  In accordance with NASDAQ Marketplace Rule 4450(e)(2), the company has been afforded a compliance period of 180 calendar days, or until December 31, 2007, to regain compliance with the requirement.

As previously reported in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2007, the company received a written Staff Determination Notice from NASDAQ on March 20, 2007, stating that the company was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”), and therefore, the company’s common stock was subject to delisting from The NASDAQ Global Market.  In response to the notice and pursuant to applicable NASDAQ rules, the company requested, and was granted, a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  At the hearing before the Panel, which was held on May 3, 2007, the company requested NASDAQ’s continued listing of the company’s common stock on The NASDAQ Global Market.

Also, as previously reported in the company’s Current Report on Form 8-K filed with the SEC on May 15, 2007, the company received a second written Staff Determination Notice from NASDAQ on May 14, 2007, stating that the company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Form 10-Q”), constituted an additional basis for delisting of the company’s common stock from the The NASDAQ Global Market.

And, as previously reported in the company’s Current Report on Form 8-K filed with the SEC on June 21, 2007, the company received a written decision from the Panel on June 21, 2007, granting the company’s request for continued listing on the NASDAQ Global Market, subject to certain conditions discussed below.  As a condition to continued listing, the company must file the 2006 Form 10-K and the Form 10-Q on or before July 18, 2007.  In addition, on or before July 18, 2007, the company must make a written submission to the Panel addressing the company’s plan and ability to sustain long term compliance with all requirements for continued listing on The NASDAQ Global Market.  If the company is able to meet all of those requirements, it would still be afforded the compliance period of 180 calendar days to regain compliance with the minimum closing bid price requirement of $1.00 per share for its common stock.  However, the company can make no assurances that the bid price of its common stock will not remain below the $1.00 per share minimum requirement.

For additional information on the company’s current plan to file the 2006 Form 10-K and the Form 10-Q see Item 8.01 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2007, under the heading “Filing of Periodic Reports.”  The company intends to use all reasonable efforts to regain compliance with the listing requirements, but there can be no guarantee that the company will regain compliance, or will be able to demonstrate a plan to sustain compliance, in time to avoid delisting by NASDAQ.  For information regarding the risks associated with delisting of the company’s common stock, see Exhibit 99.2 of the company’s Current Report on Form 8-K filed with the SEC on January 3, 2007, under the heading, “Our Failure to Timely File our Annual Report on Form 10-K for the Year Ending December 31, 2006 May Lead to A Delisting of Our Common Stock from the NASDAQ Global Market.”

###

Forward-looking Statements: Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to: A) the expectation of filing the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, by July 18, 2007; and B) the suggestion of the Company regaining compliance with NASDAQ listing requirements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The Company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) the evolving nature of the market for banking and financial services generally; 2) the cyclical nature of the mortgage banking industry generally; 3) a possible decline in asset quality; 4) changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 5) the possible adverse effects of unexpected changes in the interest rate environment; 6) adverse legal rulings, particularly in the Company’s litigation over leases originated by Commercial Money Center, Inc.; 7) adverse or additional regulatory action that may have a negative impact upon the Bank’s ability to consummate the transaction with EverBank; 8) any delay or difficulty in satisfying any closing conditions set forth in the Purchase Agreement with EverBank; 9) potential difficulties and uncertainties related to the shutdown of the mortgage servicing platform; 10) any delay or difficulty in completion of the 2006 audit and the preparation of the first quarter financial statements; and 11) any material adjustments necessary as a result of the 2006 audit.

Further information relating to these and other factors that may impact the Company’s results of operations and such forward-looking statements are disclosed in the Company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as well as Exhibit 99.2 to its Current Report on Form 8-K filed with the SEC on January 3, 2007, and Form 12b-25 filed with the SEC on May 11, 2007. Except as required by the securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.